LANDBAY INC. FINANCIAL STATEMENTS (AUDITED) March 31, 2019

AHMED ASSOCIATES P.C.
35 Aberdeen Road, New Hyde Park, NY11040
P: 516-713-9979 F: 516-706-1376 E: riz@ahmedassociatescpa.com

Member
American Institute of
Certificated Public Accountants

INDEPENDENT ACCOUNTANTS' AUDIT REPORT

To the Board of Directors and Shareholder(s) of
Landbay Inc.
Flushing, NY

I have audited the accompanying balance sheet of Landbay Inc. as of March 31, 2019 and March 31, 2018, and the related statement of income, and cash flows for the fiscal years then ended, and the related notes to the financial statements.

The Company's management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

My responsibility is to express an opinion on these financial statements based on my audit. I conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

I believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our audit opinion.

In my opinion, the financial statements referred to previously present fairly, in all material respects, the financial position of Landbay Inc. as of March 31, 2019 and March 31, 2018, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

Ahmed Associates CPA P.C

New Hyde Park, NY

July 9, 2019

LANDBAY INC
CONSOLIDATED BALANCE SHEETS (AUDITED)
AS OF MARCH 31, 2019 and MARCH 31, 2018

ASSETS

	March 31, 2019	Mar 31, 2018
Current assets:
Cash & cash equivalents	$9,085	$1,496
Short Term Investment	$35,218	$40,887
Deferred Tax Assets	$11,761	-
Total current assets	$56,064	$42,383

Other Assets
Notes Receivable	$46,000	$25,000
Total Other Assets	$46,000	-

TOTAL ASSETS	$102,064	$67,383

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Account payable	-	-
Tax payable	$12,228	-
Loans Payable	-	-
Total current liabilities	$12,228	-

Stockholder's equity:
Common Stock: 0.001 Par Value; 999,000,000 Shares authorized; 9,990,000 shares issued; 9,638,650 shares outstanding	$9,990	$9,990
Additional paid-in capital	$89,018	$67,639
Retained earnings (Deficit)	$(8,821)	$(9,895)
Less: Treasury Stocks	$(351)	$(351)
Total stockholder's equity	$89,836	$67,383

Total liabilities and stockholder's equity	$102,064	$67,383
LANDBAY INC CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES (AUDITED) FOR THE YEAR ENDED MARCH 31, 2019 AND March 31, 2018
	April 01, 2018-March 31, 2019	April 01, 2017-March 31, 2018
Revenues:
Gain (loss) from Investment	$77,184	$1,533
Interest and Income	$4,908	$645
Trading Commissions	-	$11
Unrealized Gain (lose) from Investment	$(38,751)	$(8,032)

Less: Fee and commission expense)	$(1,211)	$(1,447)

Net profit(lose)	$42,130	$(7,290)

Expenses:
Advertising	$600	-
Bank Service Charges	$289	$365
Custodian Fees	$59	$146
Legal and Professional	$39,504	-
Office Supplies	$75	-
Taxes, Licenses and Fees	$64	$270
Total Expenses	$40,591	$781

Excess of Revenues over Expenses before Taxes	$1,539	$(8,071)

Provision for Taxes
Federal Tax	$231	-
NY State Tax	$100	-
NYC Tax	$136	-

Net income (loss)	$1,072	$(8,071)
LANDBAY INC CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES (AUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2019
January 01, 2019-March 31, 2019
Revenues:
Gain (loss) from Investment	$4,256
Interest and Income	$1,351
Trading Commissions	-
Unrealized Gain (lose) from Investment	$(20,204)

Less: Fee and commission expense)	$(260)

Net profit(lose)	$(14,857)

Expenses:
Advertising	$600
Bank Service Charges	$50
Custodian Fees	-
Legal and Professional	$5,054
Office Supplies	$75
Taxes, Licenses and Fees	-
Total Expenses	$5,779

Excess of Revenues over Expenses before Taxes	$(20,636)

Provision for Taxes
Federal Tax	$(1,626)
NY State Tax	$(2,214)
NYC Tax	$(3,753)

Net income (loss)	$(13,043)
- LANDBAY INC CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (AUDITED) FOR THE PERIOD FROM APRIL 01, 2018 TO MARCH 31, 2019
Shareholder's equity-April 1, 2018	$67,383

Add: Net income(Lose) for the period from April 01, 2018 to March 31, 2019 of parent company	$1,072

Add: Additional paid-in capital from April 01, 2018 to March 31, 2019 of parent company	$21,381

Shareholder's equity-March 31, 2019	$89,836
LANDBAY INC CONSOLIDATED STATEMENT OF CASH FLOWS (AUDITED) FOR THE YEAR ENDED MARCH 31, 2019 AND 2018
	April 01, 2018-March 31, 2019	April 01, 2017-March 31, 2018
Cash flows from operating activities:
Net Income (lose)	$1,072	$(8,071)
Adjustments to reconcile net income to net cash provided by operations activities:
Depreciation	-	-
(Increase)decrease in assets:
Account receivables	-	-
Short term investments	$5,669	$(34,884)
Deferred Tax	$(11,761)	-
(Increase)decrease in liabilities:
Income tax payables	$12,230	-
Net cash provided by (used in) operating activities	$7,210	$(42,955)

Cash flows from investing activities:
Long term investments	-	-
Net cash provided by (used in) investing activities	-	-

Cash flows from financing activities:
Loan	$(21,000)	$(32,000)
Capital stock	-	$64,313
Additional paid-in (paid-out) capital	$21,379	-
Treasury Stocks	-	$(351)
Net cash provided by (used in) financing activities	$379	$31,962

Net increase (decrease) in cash and cash equivalents	$7,589	$(10,993)

Cash and cash equivalent-April 01, 2018 and April 01, 2017	$1,496	$12,489

Cash and equivalents-March 31, 2019 and March 31, 2018	$9,085	$1,496

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest expenses	-	-
Tax expenses	-	-

LANDBAY INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)
March 31, 2019

NOTE 1. ORGANIZATION AND BUSINESS ACTIVITIES

Landbay Inc., the Company, incorporated in the State of New York on January 28, 2016, is engaged in the investment activities of the spot gold and silver trading.

During in its initial operations, the company opened a trading account in Bullion Vault which the brokerage firm registered in England to start trading activities. Currently, the Company is engaged in trading spot silver in Canadian markets and trading equity securities in US markets.

Additionally, as of January 30, 2018 the Company began trading Whisky in United Kingdom's markets.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The company was incorporated on January 28, 2016, and the Company started its operations to trade the spot gold and spot silver on March 26, 2016. Additionally, it started to trade equity securities on March 08, 2017 and Whisky .

These accompanying financial statements of the Company is for the period from April 01, 2018, to March 31, 2019.

b. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Income Taxes

The Company is responsible for paying federal, state and local income tax and, accordingly, provisions are made for income taxes.

d. Basis of measurement

The financial statements have been prepared on the historical cost basis, except for the following material items in the statement of financial position:

(a). All short-term investments including spot gold and spot silver and equity investments are considered Trading Securities

(b). Short-term investments at fair value through gains or losses are measured at fair value

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

e. Cash and Cash Equivalents

The financial statements are presented in US dollar, which is the Company's functional currency. Cash and cash equivalents include cash on hand; cash in banks and brokerage accounts and all highly liquid investments with maturity of three months or less at the time purchase.

The Company maintains its cash balance at a financial institution located in New York, a trading account in Bullion Vault which is in England and with Alpine Securities, which is a brokerage firm in Salt Lake City, Utah. Cash account at the New York institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At times during the year, the cash balances may exceed the FDIC insurance limits. The following is a schedule of cash and cash equivalents at the year ended on March 31, 2019:

Cash in Bank and brokerage accounts $1,150

f. Revenue Recognition

The company recognizes capital gains and losses from the spot gold trading, spot silver trading and equity security trading at the time it sells spot gold or silver and investment securities from the trading through brokerage firms. Additionally, it recognizes unrealized gains and losses through adjustments to the fair market value at the end of each period. The change in fair market value is reported on the income statement under "Revenues" - "Unrealized Gain (loss) from investments".

NOTE 3. EARNINGS PER SHARE

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31, 2019.

NOTE 4. SHORT TERM INVESTMENTS

The Company considers all investment assets other than marketable securities that can and will be sold within one year to be short term investments. Landbay, Inc. operated a trading account in Bullion Vault to trade the spot gold and spot silver, since those investments in the account can be sold online and can be traded anytime in near future as the Company's primary activity source, the Company treats the Bullion Vault account as short term investments assets. Additionally, Landbay Inc. trades investment securities through it's brokerage account with Alpine Securities, the intent is to also trade these securities within 1 year of it's acquisition date and therefore classified as Short Term Investments. On January 30, 2018 the Company started to engage in Whisky Exchange. As of March 31, 2019, the Short Term Investment holdings were as follows:

Bullion Property (kg)	(Kg)	Valuation in $(USD)
Toronto Silver	32,037	$15,637
Totals:		$15,637

Other Investment	Units	Valuation in $(USD)
Stocks	various	$15,754
Whisky Property (LPA)	800	$3,827
Totals:	-	$35,218

NOTE 5. STOCKHOLDER'S EQUITY

On February 2nd, 2018, the Company made a 2nd reverse 1-for-100 stock split and authorized an additional 989,010,000 of common stocks, therefore; The company has a total authorized 999,000,000 shares of common stocks with a par value of 0.001 per share. There are currently 9,990,000 shares of common stocks issued and 9,638,650 shares of common stocks outstanding as of March 31, 2019. As of March 31, 2019, the Company bought back a total of 351,350 of Treasury Stocks. In the period from April 01, 2018 to March 31, 2019, the Company didn't issue any other stock types other than common stocks, options and warrants; the Company didn't have any sharebased compensation, related to employee share-based awards, Tax benefit from share-based award activities.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company has been provided office space by its president at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

Larison Inc. owns 9,222,350 (approximately 95.86%) the common stock that are outstanding of Landbay Inc.

The Company's president, Mr. Wanjun Xie owns 100% of common stocks issued and outstanding of Larison Inc and is also the president and CEO of that entity.

As of March 31, 2019 there is $25,000 loans outstanding to Larison Inc. that bears 10% interest. As of March 31, 2019 there is $21,000 loans outstanding to Larison Inc. that bears 10% interest.

On April 25, 2018 and April 30, 2018 Lansdle Inc. gifted 15,000 and 30,000 shares of SMKC respectively to Landbay Inc. Additionally, on August 29, 2018 Lansdale Inc. gifted 15,000 shares of SMKC to Landbay Inc.